Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2016

Net Income of $1 Million and Non-GAAP Adjusted EBITDA of $2.8 Million

East Rutherford, NJ – June 29, 2016 – Tel-Instrument Electronics Corp (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the fourth quarter and year ended March 31, 2016.
Highlights for Fiscal Year 2016
•	Revenues increased to $24.8 million, a 36% increase versus fiscal year 2015
•	Gross margin as a percentage of revenues improved to 32.2% versus 29.9% in fiscal year 2015
•	Operating income increased to $2.6 million as compared to $330,000 in fiscal year 2015
•	Net Income of $1 million as compared to a loss of $280,000 last year
•	Earnings per share of $0.31 compared to a loss of $0.09 in fiscal year 2015
•	Non-GAAP Adjusted EBITDA was $2.8 million as compared to $541,000 in fiscal year 2015
•	Working capital improved by $1.4 million to $4.0 million at March 31, 2016
•	Continued development of key hand-held modular communications and avionics test set products

Highlights for Fourth Quarter of Fiscal Year 2016
•	Revenues decreased slightly to $6.17 million from $6.45 million in the fourth quarter last year
•	Operating income declined to $481,000 as compared to $636,000 in fourth quarter of 2015
•	Earnings per share of $0.09 as compared to $0.11 in fourth quarter of 2015
•	Non-GAAP Adjusted EBITDA was $532,000 as compared to $682,000 in the fourth quarter last year
•	Established $500,000 line of credit with Bank of America

Subsequent Events

•	Filed a summary judgment motion to dismiss the Aeroflex lawsuit based on lack of standing
•	BCA Mezzanine Fund LLP exercised its warrants effective April 30, 2016, representing a $935,000 liability at year-end
•	Announcement of our new T-47M5 Mode 5 test set which will be available for sale later this year
•	Received orders for 80 Mode 5 IFF test sets at a value of $2.5 million including an Army Special Forces order for 36 AN/USM-708 (“CRAFT”) units and Navy orders for the Presidential Helicopter Program

Revenues for the fiscal year ended March 31, 2016 were $24.8 million, a 36% increase from $18.2 million for fiscal year 2015. Gross margin for the year was $7.98 million, or 32.2% of sales, a $2.5 million (46.8%) improvement over the prior year. The increase in gross margin for the year was primarily due an increase in volume and a change in product mix to include higher priced CRAFT AN/USM-708 units. Research and development expenses increased slightly for the year as the Company continued to invest in its new hand-held test set for the avionics and communication test markets as well as the new T-47M5 Mode 5 IFF test set. Net income for the fiscal year ended March 31, 2016 was just over $1 million, or $0.31 per fully diluted share compared to a net loss of $280k or $0.09 in the comparable period for 2015.  Non-GAAP adjusted EBITDA (see attached reconciliation) for the year was $2.8 million compared to $540,000 in the prior year.

Revenues for the fourth quarter were $6.17 million, a modest decline from $6.45 million for the fourth quarter of fiscal year 2015. Gross margin in the fourth quarter was 30.7% of revenues compared to 29.5% in the same quarter last year. The gross margin in the fourth quarter was also negatively impacted by changes in the product mix and additional warranty costs for two military programs, but this was partially offset by higher prices for CRAFT. Operating income declined to $481,000 as compared to $636,000 in the fourth quarter of fiscal year 2015. Non-GAAP adjusted EBITDA for the fourth quarter was $532,000, compared to $682,000 for the comparable period in 2015. On a GAAP basis, net income for the fourth quarter was $299,000, or $0.09 per fully diluted share compared to net income of $372,000, or $0.11 for the fourth quarter ended March 31, 2015.

Commenting on the results, Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “We are pleased to report a solid fourth quarter and record revenues for the 2016 fiscal year. Our improved operating results in 2016 enhanced the Company’s liquidity position, thereby enabling us to expand our world-wide marketing efforts and increase our new product development efforts. Tel has done a solid job keeping a tight rein on operating costs while substantially increasing revenues. This will become even more important in fiscal year 2017 with the completion of two large Navy programs scheduled during the second quarter of the current fiscal year. We anticipated that BCA would exercise its warrants and the amounts are fully reserved for in our financial statements. These warrants have been a drag on Tel’s profitability for the last several years, and we believe that their exercise will result in a cleaner balance sheet and more predictable financial reporting going forward.

We have started to see increasing quote and contract activity both domestically and internationally for Mode 5 test sets and we were excited to receive our first major order for CRAFT AN/USM-708 test sets from the U.S. Special Forces. The international Mode 5 test equipment markets have also been picking up with recent activity in both the Far East and European markets and we believe our current product offerings, plus the new T-47M5, will be very competitive. Tel is well positioned for this business as our CRAFT and TS-4530A flight-line test sets have been endorsed by the U.S. military and we have already delivered test sets into 18 international markets. The new T-47M5 product is also being offered as a retro-fit kit for our large base of installed Mode 4 IFF test sets. These sales should be at attractive margins as we look to return to our traditional 50% gross margin levels within the next 18 months. We are also seeing increased market interest in our other military and commercial test sets including our new TR-36 Nav/Com product.

We have some exciting new products under development and continue to work on our next generation multi-purpose hand-held test set with the initial product currently scheduled to be introduced in the fourth quarter of the current fiscal year. This product will have the capabilities that address both our current avionic test set market as well as the much larger radio test set market. We believe that this new product family will be extremely competitive and will help drive the long term growth of our business. We are excited and optimistic about our near and long-term prospects,” Mr. O’Hara concluded.

The Company encourages investors to read its full results of operations as contained in our Annual Report on Form 10-K filed on June 29, 2016 at www.sec.gov.

Conference Call
The Company will host a conference call and webcast today, Wednesday, June 29, 2016 at 9:00 a.m. Eastern Time to discuss the Company’s fiscal fourth quarter and full year results.
To access the live webcast, log onto Tel-Instrument’s website at:
https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.
To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.
A replay of the teleconference will be available until July 29, 2016 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415.  Callers should use conference ID: 13640032.

About Tel-Instrument Electronics Corp
Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
Consolidated Balance Sheets

ASSETS	March 31, 2016	March 31, 2015
Current assets:
Cash	$972,633	$185,932
Accounts receivable, net of allowance for doubtful accounts of $7,500 and $24,975, respectively	1,454,361	1,625,171
Inventories, net	4,679,032	4,032,074
Prepaid expenses and other current assets	128,071	286,431
Deferred tax asset	578,507	1,064,395
Total current assets	7,812,604	7,194,003

Equipment and leasehold improvements, net	193,518	270,792
Deferred tax asset – non-current	2,065,126	2,377,583
Other assets	36,871	41,109

Total assets	$10,108,119	$9,883,487

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$418,255	$387,839
Capital lease obligations – current portion	10,232	16,758
Accounts payable	1,686,469	2,811,781
Deferred revenues – current portion	48,766	18,609
Federal and state taxes payable	53,623	-
Accrued expenses - vacation pay, payroll and payroll withholdings	836,589	594,114
Accrued expenses - related parties	213,344	170,348
Accrued expenses – other	501,687	595,437
Total current liabilities	3,768,965	4,594,886

Subordinated notes payable – related parties	25,000	250,000
Capital lease obligations – long-term	20,524	4,561
Long-term debt, net of debt discount	304,560	708,604
Warrant liability	1,136,203	518,962
Deferred revenues – long-term	172,703	133,650
Other long-term liabilities	7,800	33,000

Total liabilities	5,435,755	6,243,663

Commitments and contingencies

Stockholders’ equity
Common stock, 4,000,000 shares authorized, par value $.10 per share, 3,255,887 and 3,256,887 shares issued and outstanding, respectively	325,586	325,686
Additional paid-in capital	8,074,655	8,046,168
Accumulated deficit	(3,727,877)	(4,732,030)

Total stockholders’ equity	4,672,364	3,639,824

Total liabilities and stockholders’ equity	$10,108,119	$9,883,487

TEL-INSTRUMENT ELECTRONICS CORP.
Consolidated Statements of Operations

	For the years ended March 31,
	2016	2015

Net sales	$24,804,825	$18,195,972

Cost of sales	16,819,235	12,755,280

Gross margin	7,985,590	5,440,692

Operating expenses:
Selling, general and administrative	3,367,544	3,149,031
Engineering, research and development	2,038,126	1,961,275

Total operating expenses	5,405,670	5,110,306

Income from operations	2,579,920	330,386

Other income (expense):
Amortization of debt discount	-	(75,308)
Amortization of deferred financing costs	(5,429)	(69,165)
Change in fair value of common stock warrants	(617,241)	(164,653)
Loss on extinguishment of debt	-	(188,102)
Interest expense	(58,133)	(145,658)
Interest expense - related parties	(42,996)	(47,312)

Total other expense	(723,799)	(690,198)

Income (loss) before income taxes	1,856,121	(359,812)

Provision (benefit) for income taxes	851,968	(79,372)

Net income (loss)	$1,004,153	$(280,440)

Basic income (loss) per common share	$0.31	$(0.09)
Diluted income (loss) per common share	$0.31	$(0.09)

Weighted average number of shares outstanding
Basic	3,256,887	3,253,992
Diluted	3,261,153	3,253,992

TEL-INSTRUMENT ELECTRONICS CORP.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2016	2015	2016	2015

Net income (loss)	$299,035	$372,704	$1,004,153	$(280,440)

Income tax provision (benefit)	239,152	131,939	851,968	(79,372)

Depreciation and amortization	42,375	42,454	164,774	177,291
Amortization of debt discount	-	-	-	75,308
Loss on extinguishment of debt	-	-	-	188,102
Amortization of deferred financing costs	1,357	1,357	5,429	69,165
Change on fair value of common stock warrants	(80,338)	95,903	617,241	164,653
Interest, net	21,973	33,966	101,129	192,970
Non-cash stock-based compensation	8,731	3,275	32,277	33,008

Non-GAAP Adjusted EBITDA	$532,285	$681,598	$2,776,971	$540,685

The term EBITDA consists of net income (loss) plus interest, taxes, depreciation and amortization, amortization of debt discount and deferred financing charges, change in fair value of warrants, non-cash interest, and non-cash stock-based compensation. EBITDA is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation from, or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt, and to fund capital expenditures, and provides investors a helpful measure for analyzing its operating performance. The table above sets forth a reconciliation of EBITDA to net income (loss), which is the most directly comparable measure of financial performance, calculated under generally accepted accounting principles.